Exhibit 99.1                                                                                   News Release Contact:  Mac McConnell
Senior Vice President, Finance
713-996-4700
www.dxpe.com

DXP ENTERPRISES ANNOUNCES FIRST QUARTER RESULTS
SALES INCREASE 101.5% - NET INCOME INCREASES 45.9%

Houston, TX, -- May 12, 2008 -- DXP Enterprises, Inc. (NASDAQ: DXPE) today announced net income of $5,439,000 for the first quarter ended March 31, 2008, with diluted earnings per share of $.80 compared to net income of $3,727,000 and diluted earnings per share of $.65 for the first quarter of 2007.  Sales increased 101.5% to $168.5 million from $83.6 million for the first quarter of last year.  Sales by the four businesses acquired in 2007 and 2008 accounted for $73.6 million of the sales increase.  Excluding sales by the four acquired businesses, sales for the first quarter of 2008 increased 13.5% from the first quarter of 2007.  The sales increase is primarily due to a broad based increase in sales of pumps, bearings, safety products and mill supplies.

David R. Little, Chairman and Chief Executive Officer said, “I am pleased that the markets we serve and the execution of our growth strategies produced organic growth of 13.5%.  We recently have invested in the salespeople necessary to create twelve DXP Super Centers and we look forward to their top and bottom line growth in the future.  The execution and implementation of our acquisition strategies continues to be successful.  We are excited about the prospects for 2008 and our outlook continues to be strong.”

Mac McConnell, Senior Vice President and Chief Financial Officer said, “I am very pleased that Precision’s results improved to be accretive by approximately $0.07 per dilutive share in the first quarter of 2008.  In addition, I’m very pleased with the success of our latest acquisition, Rocky Mtn. Supply.”

DXP Enterprises, Inc. is a leading products and service distributor focused on adding value and total cost savings solutions to MRO and OEM customers in virtually every industry since 1908. DXP provides innovative pumping solutions, integrated supply and MROP (maintenance, repair, operating and production) services that emphasize and utilize DXP’s vast product knowledge and technical expertise in pumps, bearings, power transmission, seals, hose, safety, fluid power, electrical and industrial supplies. DXP’s breadth of MROP products and service solutions allows DXP to be flexible and customer driven, creating competitive advantages for our customers.

DXP’s innovative pumping solutions provide engineering, fabrication and technical design to meet the capital equipment needs of its global customer base. DXP provides solutions by utilizing manufacturer authorized equipment and certified personnel. Pump packages require MRO and OEM equipment such as pumps, motors and valves, and consumable products. DXP leverages its MROP inventories and technical knowledge to lower the total cost and maintain the quality of the pump package.

SmartSource, a DXP integrated supply program, allows a more efficient way to manage the customer’s supply chain needs for MROP products. The program allows the customer to transfer all or part of its supply chain needs to DXP, so the customer can focus on its core business. SmartSource effectively lowers costs by outsourcing purchasing, accounting, and on-site supply management to DXP, which reduces the duplication of effort by the customer and supplier. DXP’s broad range of first-tier products provides an efficient measurable solution to reduce cost and streamline procurement and sourcing operations.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements.  Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company.  These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Company's filings with the Securities and Exchange Commission.
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UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2008	2007
Sales	$ 168,499	$ 83,631
Cost of sales	122,553	58,694
Gross profit	45,946	24,937
Selling, general and administrative expense	35,378	18,231
Operating income	10,568	6,706
Other income	13	18
Interest expense	(1,383)	(590)
Income before income taxes	9,198	6,134
Provision for income taxes	3,759	2,407
Net income	5,439	3,727
Preferred stock dividend	(23)	(23)
Net income attributable to common shareholders	$ 5,416	$ 3,704

Basic income per share	$ 0.86	$ 0.72
Weighted average common shares outstanding	6,323	5,128
Diluted income per share	$ 0.80	$ 0.65
Weighted average common and common equivalent shares outstanding	6,835	5,758
See notes to condensed consolidated financial statements.

UNAUDITED CALCULATION OF EBITDA* (IN THOUSANDS)
	Three Months Ended March 31,
	2008	2007
Income before income taxes	$ 9,198	$ 6,134
Plus interest expense	1,383	590
Plus depreciation and amortization	2,209	428
EBITDA	$ 12,790	$ 7,152

*EBITDA – earnings before interest, taxes, depreciation and amortization.